Exhibit 10.1

SEPARATION AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into as of the Effective Date, as defined in Paragraph 6 hereof, by and between OncoSec Medical Incorporated (the “Company”) and Brian A. Leuthner (“Employee”). Together, the Company and Employee may be referred to hereinafter as the “Parties”.

In consideration of the payments, covenants and releases described below, and in consideration of other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the Company and Employee agree as follows:

1. Separation of Employment. Employee’s employment with the Company terminated effective August 13, 2021 (the “Separation Date”). To the extent not already paid, and regardless of whether Employee executes this Agreement or not, the Company will, within five (5) business days after the Separation Date, pay to Employee the difference between Employee’s base salary as Chief Operating Officer and Employee’s base salary as Interim Chief Executive Officer for the period June 24, 2021 through the Separation Date, less withholding for taxes and other similar items. Employee acknowledges and agrees that, other than the amount referred to in the preceding sentence, he/she has been paid all wages and accrued benefits to which he/she is entitled through the date of execution of this Agreement. Other than the payments set forth in this Agreement, the parties agree that the Company owes no additional amounts to Employee for wages, back pay, severance pay, bonuses, damages, accrued vacation, benefits, insurance, sick leave, other leave, or any other reason. This Agreement is intended to and does settle and resolve all claims of any nature that Employee might have against the Company arising out of their employment relationship or the termination of employment or relating to any other matter.

2. Consideration for this Agreement. In consideration of Employee’s promises and the General Release of Claims and Covenant Not To Sue contained in Paragraph 3 of this Agreement, the Company agrees to provide to Employee the following amounts (collectively, the “Consideration”):

a. Severance Payments. The Company will pay Employee a total gross amount of $365,000.00, less withholding for taxes and other similar items (the “Severance”). The Severance shall be payable over a period of twelve (12) months in approximately equal installments on the Company’s regular payroll dates, starting on the first regular payroll date following the 30th day after the Separation Date.

b. COBRA Reimbursement. For a period of twelve (12) months following the expiration of Company health benefits on August 31, 2021 (“COBRA Period”), the Company will pay Employee a monthly amount equal to the applicable COBRA premium payment for all medical, dental and vision benefits which he/she and his/her dependents were receiving on the Separation Date, less that portion of the premium that he/she would have paid if he/she was an active employee (“COBRA Payments”), to be paid in accordance with the Company’s then-current payroll schedule, with a “catch-up” payment made if necessary due to the time taken for this Agreement to become effective as set forth below. The Company’s obligation to provide the COBRA Payments is contingent upon Employee timely electing COBRA continuation coverage and him/her remaining eligible for COBRA continuation coverage during the COBRA Period. The COBRA Period shall only run for the period during which Employee is eligible to elect health coverage under COBRA and shall run concurrently with any period for which Employee is eligible to elect health coverage under COBRA. If at any time during the COBRA Period Employee ceases to be eligible for COBRA continuation coverage, the Company’s obligation to make COBRA Payments will immediately cease. Nothing herein shall prevent the Company from amending, changing, or canceling any group medical, dental or vision plans during the COBRA Period. In addition, if Employee becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to Employee’s spouse), then the Company’s obligation to make COBRA Payments shall immediately cease, except as otherwise provided by law. The reimbursement of the monthly premium for such group health benefits, determined in accordance with Code Section 4980B and the regulations thereunder, shall be treated as taxable compensation by including such amount in Employee’s income in accordance with applicable rules and regulations; provided, however, that the COBRA Payments will be grossed up for tax purposes so that the monthly after-tax amount that Employee receives will be approximately equal to the difference between the applicable monthly COBRA premium payment for all medical, dental and vision benefits which he/she and his/her dependents were receiving on the Separation Date and that portion of the premium that he/she would have paid if he/she was an active employee. Notwithstanding the Company’s promise to make the COBRA Payments to Employee as described in this Paragraph, Employee will be solely responsible for making payment for the full amount of the applicable COBRA premium in accordance with the terms of the COBRA election notice that he/she will receive. Employee agrees to notify the Company in writing immediately if, during the COBRA Period, he/she ceases to be eligible for COBRA continuation coverage or becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to Employee’s spouse).

The Company’s agreement to provide the Consideration is specifically contingent upon Employee (a) executing this Agreement and not revoking this Agreement, as set forth in Paragraph 6 below; and (b) complying with his/her obligations under this Agreement and any other continuing contractual obligations he/she owes to the Company.

3. General Release of Claims and Covenant Not To Sue.

a. General Release of Claims. In consideration of the payments made to Employee by the Company and the promises contained in this Agreement, Employee on behalf of himself/herself and his/her agents and successors in interest, hereby unconditionally releases and discharges the Company, its successors, subsidiaries, parent companies, assigns, joint ventures, and affiliated companies and their respective agents, legal representatives, shareholders, attorneys, employees, members, managers, officers and directors (collectively, the “Releasees”) from all claims, liabilities, demands and causes of action which he/she may by law release, as well as all contractual obligations not expressly set forth in this Agreement, whether known or unknown, fixed or contingent, that he/she may have or claim to have against any Releasee for any reason as of the date of execution of this Agreement. This General Release and Covenant Not To Sue includes, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination; claims arising under severance plans and contracts; and claims growing out of any legal restrictions on the Company’s rights to terminate its employees or to take any other employment action, whether statutory, contractual or arising under common law or case law. Employee specifically acknowledges and agrees that he/she is releasing any and all rights under federal, state and local employment laws including without limitation the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans With Disabilities Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the anti-retaliation provisions of the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Occupational Safety and Health Act, the Worker Adjustment and Retraining Notification Act, the Employee Polygraph Protection Act, the Fair Credit Reporting Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, and any and all other local, state, and federal law claims arising under statute or common law. It is agreed that this is a general release and it is to be broadly construed as a release of all claims, except as set forth in Paragraph 3(e) below.

b. Covenant Not to Sue. Except as expressly set forth in Paragraph 4 below, Employee further hereby agrees not to file a lawsuit or other legal claim or charge to assert against any of the Releasees any claim released by this Agreement.

c. Acknowledgement Regarding Payments and Benefits. Employee acknowledges and agrees that he/she has been paid all wages and accrued benefits to which he/she is entitled through the date of execution of this Agreement. Other than the payments set forth in this Agreement, the Parties agree that the Company owes no additional amounts to Employee for wages, back pay, severance pay, bonuses, damages, accrued vacation, benefits, insurance, sick leave, other leave, or any other reason.

d. Other Representations and Acknowledgements. This Agreement is intended to and does settle and resolve all claims of any nature that Employee might have against the Company arising out of their employment relationship or the termination of employment or relating to any other matter, except as set forth in Paragraph 3(e) below. By signing this Agreement, Employee acknowledges that he/she is doing so knowingly and voluntarily, that he/she understands that he/she may be releasing claims he/she may not know about, and that he/she is waiving all rights he/she may have had under any law that is intended to protect him/her from waiving unknown claims. This Agreement shall not in any way be construed as an admission by the Company or any of the Releasees of wrongdoing or liability or that Employee has any rights against the Company or any of the Releasees. Employee represents and agrees that he/she has not transferred or assigned, to any person or entity, any claim that he/she is releasing in this Paragraph 3.

e. Exceptions to General Release. Nothing in this Agreement is intended as, or shall be deemed or operate as, a release by Employee of (i) any rights of Employee under this Agreement; (ii) any vested benefits under any Company-sponsored benefit plans; (iii) any rights under COBRA or similar state law; (iv) any recovery to which Employee may be entitled pursuant to workers’ compensation and unemployment insurance laws; (v) Employee’s right to challenge the validity of his/her release of claims under the ADEA; (vi) any rights or claims under federal, state, or local law that cannot, as a matter of law, be waived by private agreement; and (vii) any claims arising after the date on which Employee executes this Agreement.

4. Protected Rights. Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate or share information with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies. However, based on Employee’s release of claims set forth in Paragraph 3 of this Agreement, Employee understands that Employee is releasing all claims and causes of action that Employee might personally pursue or that might be pursued in Employee’s name and, to the extent permitted by applicable law, Employee’s right to recover monetary damages or obtain injunctive relief that is personal to Employee in connection with such claims and causes of action.

5. Acknowledgment. Employee shall have until the twenty-first (21st) day after he/she receives this Agreement to execute this Agreement. If he/she does not execute the Agreement by that date, the offer contained in this Agreement shall be revoked by the Company. The Company hereby advises Employee to consult with an attorney prior to executing this Agreement and Employee acknowledges and agrees that the Company has advised, and hereby does advise, him/her of his/her opportunity to consult an attorney or other advisor and has not in any way discouraged him/her from doing so. Employee expressly acknowledges and agrees that he/she has been offered at least twenty-one (21) days to consider this Agreement before signing it, that he/she has read this Agreement and Release carefully, that he/she has had sufficient time and opportunity to consult with an attorney or other advisor of his/her choosing concerning the execution of this Agreement. Employee acknowledges and agrees that he/she fully understands that the Agreement is final and binding, that it contains a full release of all claims and potential claims, and that the only promises or representations he/she has relied upon in signing this Agreement are those specifically contained in the Agreement itself. Employee acknowledges and agrees that he/she is signing this Agreement voluntarily, with the full intent of releasing the Company and the Releasees from all claims covered by Paragraph 3.

6. Revocation and Effective Date. The Parties agree Employee may revoke the Agreement at will within seven (7) days after he/she executes the Agreement by giving written notice of revocation to Company. Such notice must be delivered to Margaret Dalesandro, the Company’s Chair of its Board of Directors and must actually be received by such person at or before the above-referenced seven-day deadline. The Agreement may not be revoked after the expiration of the seven-day deadline. In the event that Employee revokes the Agreement within the revocation period described in this Paragraph, this Agreement shall not be effective or enforceable, and all rights and obligations hereunder shall be void and of no effect. Assuming that Employee does not revoke this Agreement within the revocation period described above, the effective date of this Agreement (the “Effective Date”) shall be the eighth (8th) day after the day on which Employee executes this Agreement.

7. Confidentiality Obligations.

a. Employee agrees to keep the terms and conditions of this Agreement confidential and not to disclose them to anyone except his/her spouse, financial advisors, attorneys, or as otherwise required by law, provided that before Employee shares this Agreement with his/her spouse, financial advisor, or attorney, Employee agrees to notify him or her of this confidentiality requirement.

b. Employee agrees that he/she will not, directly or indirectly, use, distribute, or disclose to any person any confidential or proprietary information regarding the Company’s and/or any Releasees’ business, including but not limited to, practices, procedures, and policies; trade secrets; techniques; technology; studies and reports; marketing and business plans; financial information; employment information; and any and all other information of the Company and/or any Releasees that is valuable to the Company or such Releasee(s) and not generally known outside of the Company or such Releasee(s). This obligation shall remain in effect for as long as the information or materials in question retain their status as confidential. This Agreement does not, however, prohibit disclosure of information that was or becomes generally known or available to the public through no fault of Employee.

c. Notwithstanding the foregoing obligations and restrictions regarding confidential information, nothing in this Agreement shall prohibit or restrict, or is intended to prohibit or restrict, Employee from: (i) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Employee shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Employee; (ii) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and Employee shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that Employee has made such reports or disclosures; or (iii) disclosing the underlying facts or circumstances relating to any claim of sexual harassment. In addition, Employee is hereby given notice that he/she shall not be criminally or civilly liable under any federal or state trade secret law for: (iv) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or (v) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8. Return of Property. Employee represents and warrants he/she has returned to the Company all documents, materials, equipment, keys, recordings, client contact information, other client-related information, sales information, workforce information, production information, computer data, and other material and information relating to Company or any of the other Releasees, or the business of the Company or any of the other Releasees (“Company Property”), and that he/she has not retained or provided to anyone else any copies, excerpts, transcripts, descriptions, portions, abstracts, or other representations of Company Property. To the extent that Employee has any Company Property in electronic form (including, but not limited to, Company-related e-mail), Employee represents and warrants that, after returning such electronic Company Property as described in this Paragraph, he/she has permanently deleted such Company Property from all non-Company-owned computers, mobile devices, electronic media, cloud storage, or other media devices, or equipment. Employee further represents and warrants that he/she has not provided and will not provide any Company Property to any third party, including any documents, equipment, or other tangible property, but with the exception of non-confidential materials generally distributed by Company to clients or the general public. Notwithstanding the foregoing, Employee shall be allowed to keep his Company-issued cell phone and the associated phone number (which shall be transferred to Employee for personal use), provided that all confidential information related to the Company and/or any of the Releasees must be removed from such device by an authorized representative of the Company on or prior to the Separation Date and stored on a separate hard drive or other device (to be maintained in accordance with the Company’s document retention policies and practices in effect from time to time) so that such information may be retrieved in the future.

9. Non-Disparagement.

a. Employee agrees that, except as may be required by law or court order, he/she will not, directly or indirectly, make any statement, oral or written, or perform any act or omission which disparages or casts in a negative light the Company, its products, its employees, or any of the Releasees. This Paragraph 9(a) is not intended to in any way limit any of the Protected Rights contained in Paragraph 4 of this Agreement or any of the rights expressly reserved in Paragraph 7(c) of this Agreement, or to prevent Employee from providing truthful testimony in response to a valid subpoena, court order, or request from a Government Agency.

b. The Company agrees that the Company’s named executive officers and directors shall not make any statement, oral or written, or perform any act or omission which disparages Employee or casts Employee in a negative light. This paragraph shall not in any way limit the ability of the Company or any representative of the Company (including without limitation its named executive officers and directors) to provide truthful testimony or information in response to a subpoena, court order, or valid request by a Government Agency, or as otherwise required by law.

c. In the event the Company receives a request for a reference for Employee from a prospective employer, the Company agrees to provide only Employee’s job title(s) and dates of employment in response. Employee agrees to instruct all prospective employers to direct all such requests to Robert DelAversano at RDelAversano@oncosec.com.

10. Final Agreement. This Agreement contains the entire agreement between the Company and Employee with respect to the subject matter hereof. The Parties agree that this Agreement may not be modified except by a written document signed by both Parties. The Parties agree that this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New Jersey without giving effect to its conflict of law principles.

12. Severability. With the exception of the release contained in Paragraph 3, the provisions of this Agreement are severable and if any part of it is found to be unenforceable the other paragraphs shall remain fully and validly enforceable. If the general release and covenant not to sue set forth in Paragraph 3 of this Agreement is found to be unenforceable, this Agreement shall be null and void and Employee will be required to return to the Company all Consideration already paid to Employee. The language of all valid parts of this Agreement shall in all cases be construed as a whole, according to fair meaning, and not strictly for or against any of the parties.

13. Waiver. The failure of either party to enforce any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision. Any waiver of any provision of this Agreement must be in a writing signed by the party making such waiver. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

14. No Reemployment. Employee agrees that by signing this Agreement, he/she relinquishes any right to employment or reemployment with the Company or any of the Releasees. Employee agrees that he/she will not seek, apply for, accept, or otherwise pursue employment with the Company or any of the Releasees, and acknowledges that if he/she reapplies for or seeks employment with the Company or any of the Releasees, the Company’s or any of the Releasees’ refusal to hire Employee based on this Paragraph 14 shall provide a complete defense to any claims arising from Employee’s attempt to obtain employment.

15. Cooperation. In exchange for the benefits provided by the Company under this Agreement, Employee agrees to cooperate with and assist the Company and the Releasees by providing truthful information relevant to matters as to which Employee gained knowledge while employed by the Company, including, without limitation, all matters involving the Company’s and the Releasees’ operations, any projects or prospective projects of the Company or the Releasees, and any litigation or government investigations relating to or involving the Company or any Releasees. Employee further agrees that, upon request and reasonable notice from Company, he will voluntarily, and without requiring a subpoena or other process, meet with Company’s and/or any Releasees’ attorneys and other representatives, appear at hearings, depositions, trials, and other proceedings relating to such matters, and provide truthful information, written statements, and testimony relating to such matters. The Company shall reimburse Employee for all reasonable and necessary out-of-pocket expenses necessitated by his cooperation hereunder.

16. Successors and Assigns. The Company agrees that the obligations set forth in this Agreement will be binding on any successors and assigns, including without any limitation, any corporation or person which may acquire all or substantially all of the Company’s assets or business, or with or into which the Company may be consolidated or merged, to the extent that any of the Company’s obligations under this Agreement remain unfulfilled at the time of such succession, assignment, or transaction.

17. Code Section 409A. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. The tax treatment of the benefits provided under the Agreement is not warranted or guaranteed to Employee, who is responsible for all taxes assessed on any payments made pursuant to this Agreement, whether under Section 409A of the Code or otherwise. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Employee as a result of the application of Section 409A of the Code. Employee’s right to receive any installment payments as Severance shall be treated as a right to receive separate and distinct payments for purposes of Section 409A of the Code.

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The Parties hereby signify their agreement to these terms by their signatures below.

EMPLOYEE		Oncosec medical incorporated

By:	/s/ Brian A. Leuthner	By:	/s/ Margaret Dalesandro
Brian A. Leuthner		Margaret Dalesandro, Chair of the Board of Directors

Date:	8/13/2021	Date:	8/13/2021

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